Exhibit 10.3

THE HERSHEY COMPANY

DIRECTORS’ COMPENSATION PLAN

(Amended and Restated as of February 13, 2008)

1

PURPOSE

The purposes of the Directors' Compensation Plan (“Plan”) are to provide Directors of The Hershey Company (“Company”) with payment alternatives for the retainer and fees payable for services as members of the Board of Directors (“Board”) of the Company or as a chair of any committee thereof (together, “Director Fees”), to provide Directors the opportunity to elect to receive all or a portion of the Directors Fees in Deferred Stock Units (“DSUs”), each representing an obligation of the Company to issue one share of Common Stock of the Company, $1.00 par value per share (“Common Stock”), and to promote the identification of interests between such Directors and the stockholders of the Company by paying a portion of each Director’s compensation in Restricted Stock Units (“RSUs”), each RSU representing an obligation of the Company to issue one share of Common Stock.

2

ELIGIBILITY

Any Director of the Company who is not an employee of the Company or any of its subsidiaries shall be eligible to participate in the Plan.  Except as the context may otherwise require, references in this Plan to a “Director” shall mean only those directors of the Company who are participants in the Plan.

3

PAYMENT

(a)     Director Fees. A Director shall be entitled to Director Fees, in such amounts as shall be determined by the Board, for services on the Board and as a chair of any committee of the Board.  Pursuant to Section 4 hereof, a Director may elect to have payment of Directors Fees made currently in cash and/or Common Stock or deferred for subsequent payment in cash or Common Stock; provided that if paid currently, fees payable for services as a chair of any committee of the Board shall be payable only in cash.  Any shares of Common Stock payable under this Section 3(a) shall be paid by the issuance to the Director of a number of shares of Common Stock equal to the cash amount of the retainer so payable divided by the Fair Market Value of one share of the Common Stock, as defined in Section 12 hereof.  Any fractional share of Common Stock resulting from such payment shall be rounded to the nearest whole share.  The Company shall issue share certificates to the Director for the shares of Common Stock acquired or, if requested in writing by the Director and permitted under such plan, the shares acquired shall be added to the Director's account under the Company's Automatic Dividend Reinvestment Plan.  As of the date on which the part or whole of the retainer is payable in shares of Common Stock, the Director shall be a stockholder of the Company with respect to such shares.  Unless otherwise elected in Section 4, any remaining Director Fees shall be payable in cash.

        (b)     Restricted Stock Units.  A Director shall also be entitled to receive RSUs, in such amounts as shall be determined by the Board, for services on the Board.  Beginning January 1, 2008 and thereafter, unless otherwise directed by the Board, RSUs having a value of $30,000 (or such other amount as the Board shall from time to time determine) shall be awarded to each Director on the first day of January, April, July and October.  The number of full and fractional RSUs so awarded shall be determined by dividing $30,000 (or such other amount) by the average of the per share closing price of the Common Stock on the New York Stock Exchange as published in The Wall Street Journal (or such other reliable publication as the Board or its delegates may determine) for the last three trading days of the month preceding the date of the award.  Directors whose membership on the Board commences after January 1, 2008 on a day which is not the first day of any January, April, July or October, shall be awarded a pro rata number of RSUs with respect to the quarter during which the Director joined the Board equal to the number of RSUs awarded to each Director who was a member of the Board on the first day of the applicable quarter, multiplied by a fraction, the numerator of which equals the number of days remaining in the quarter after the first day on which such Director became a member of the Board, and the denominator being the total number of days in the quarter.  A Restricted Stock Unit Account shall be established on the books of the Company in the name of each Director. During the period of the Director’s membership on the Board, the Director’s Restricted Stock Unit Account shall be subject to credits, adjustment and substitution to reflect any dividend or other distribution on the outstanding Common Stock or any split or consolidation or other change affecting the Common Stock. Any such credit, adjustment or substitution shall be made in a manner similar to that set forth in Section 6(a) and 6(b) with respect to Deferred Stock Compensation Accounts.  RSUs awarded prior to January 1, 2008 shall vest upon termination of the Director’s membership on the Board by reason of retirement, death or disability, or such other circumstances as the Board, in its sole discretion, shall at any time determine (provided that a termination of a Director’s membership on the Board following a Change in Control (as defined in the Company’s Executive Benefits Protection Plan (Group 3A), the “EBPP”) shall be considered a retirement for this purpose).  RSUs not vested upon or within 120 days following the Director’s termination of membership on the Board, as aforesaid, shall be forfeited as of 11:59 p.m. (Eastern Time) on the 120th day following such Director’s termination of membership on the Board, as aforesaid.  The balance of the Director’s Restricted Stock Unit Account which becomes vested upon termination of the Director’s membership shall be paid in a lump sum in accordance with Section 7.  RSUs awarded for periods after 2007 (together with credits, adjustments or substitutions attributable thereto, “Post-2007 RSUs”) shall vest upon the first anniversary of the day upon which such Post-2007 RSUs were awarded, or such other date or dates as set forth by the Board at the time of the award; provided, that the vesting of such Post-2007 RSUs shall be accelerated to the date of termination of the Director’s membership on the Board by reason of retirement, death or disability, or for any reason following a Change in

Control (as defined in the Company’s Executive Benefits Protection Plan (Group 3A), the “EBPP”), or such other circumstances as the Board, in its sole discretion, shall at any time determine. For purposes of this Plan, termination of a director’s membership on the Board at anytime following the director’s 60th birthday shall be deemed a retirement.  The portion of a Director’s Restricted Stock Unit Account attributable to Post-2007 RSUs which becomes vested in accordance with the second preceding sentence shall, unless deferred by the Director into the Director’s Deferred Stock Compensation Account pursuant to an election made under Section 4, be paid in a lump sum in accordance with Section 7. If payment hereunder would result in the issuance of a fractional share of Common Stock, such fractional share shall not be issued and cash in lieu of such fractional share shall be paid to the Director based upon the average of the per share closing price of the Common Stock on the New York Stock Exchange as published in The Wall Street Journal (or such other reliable publication as the Board or its delegates may determine) for the three trading days immediately preceding the date of payment.  The Company shall issue share certificates to the Director, or the Director’s designated beneficiary, for the shares of Common Stock represented by the Director’s vested RSUs, or if requested in writing by the Director and permitted under such plan, the shares to be distributed shall be added to the Director’s account under the Company’s Automatic Dividend Reinvestment Plan. As of the date on which the Director is entitled to receive payment of shares of Common Stock, a Director shall be a stockholder of the Company with respect to such shares.

ELECTIONS

(a)    Director Fee Payment and RSU Payment Alternatives.  A Director may elect any one of the following alternatives with respect to payment of Director Fees and with respect to payment of Post-2007 RSUs:

(1)   to receive currently full payment of Director Fees in cash and/or Common Stock, as set forth in Section 3(a) above, on the date or dates on which the Director Fees are payable;

(2)   to defer payment of all or a portion of the Director Fees for subsequent payment in cash (a “Cash Deferral Election”);

(3)   to defer payment of all or a portion of the Director Fees for subsequent payment in shares of Common Stock (a “Stock Deferral Election”); or

(4)    to defer payment of all or a portion of the Post-2007 RSUs for subsequent payment in shares of Common Stock (also a “Stock Deferral Election”); or

    (5)   a combination of (2), (3) and (4).

(b)    Filing and Effectiveness of Elections.  The election by a Director to receive payment of Director Fees other than as set forth in Section 4(a)(1) on the date on which the Director Fees are otherwise payable, or to receive payment of shares of Common Stock attributable to the vesting of Post-2007 RSUs other than on the date which the shares are otherwise payable is made by filing with the Secretary of the Company a Notice of Election in the form prescribed by the Company (an “Election”).  In order to be effective for any calendar year, an Election must be received by the Secretary of the Company on or before December 31 of the preceding calendar year, except that if a Director files a Notice of Election on or before 30 days subsequent to the Director's initial election to the office of Director, the Election shall be effective on the date of filing with respect to Director Fees and Post-2007 RSUs payable for any portion of the calendar year which remains at the date of such filing.  An Election may not be modified or terminated after the beginning of a calendar year for which it is effective.  Unless modified or terminated by filing a new Notice of Election on or before December 31 immediately preceding the calendar year for which such modification or termination is effective, an Election shall be effective for and apply to Director Fees payable for each subsequent calendar year.  Director Fees earned or Post-2007 RSUs which vest at any time for which an Election is not effective shall be paid as set forth in Section 4(a)(1) on the date when the Director Fees or Section 7 on the date the shares attributable to such Post-2007 RSUs are otherwise payable, as applicable.  Any Election shall terminate on the date a Director ceases to be a member of the Board.

(c)    Cash Deferral Elections.  Director Fees deferred pursuant to a Cash Deferral Election shall be deferred and paid as provided in Sections 5 and 7.

(d)    Stock Deferral Elections.  Director Fees and Post-2007 RSUs deferred pursuant to a Stock Deferral Election shall be deferred and paid as provided in Sections 6 and 7.

5

DEFERRED CASH COMPENSATION ACCOUNT

(a)    General.  The amount of any Director Fees deferred in accordance with a Cash Deferral Election shall be credited on the date on which such Director Fees are otherwise payable to a deferred cash compensation account maintained by the Company in the name of the Director (a “Deferred Cash Compensation Account”).  A separate Deferred Cash
Compensation Account shall be maintained for each calendar year for which a Director has elected a different number of payment installments or as otherwise may be agreed between the Director and the Company.

(b)    Adjustment for Earnings or Losses.  The amount in the Director's Deferred Cash Compensation Account shall be adjusted to reflect net earnings, gains or losses in accordance with the provisions of The Hershey Company Deferred Compensation Plan relating to Investment Credits and Investment Options.  The adjustment for earnings, gains or losses shall be equal to the amount determined under (1) below as follows:

(1)      Deemed Investment Options.  The total amount determined by multiplying the rate earned (positive or negative) by each fund available (taking into account earnings distributed and share appreciation (gains) or depreciation (losses) on the value of shares of the fund) for the applicable period by the portion of the balance in the Director's Deferred Cash Compensation Account as of the end of each such period, respectively, which is deemed to be invested in such fund pursuant to paragraph (2) below.  Subject to elimination, modification or addition by the Board, the funds available for the Director's election of deemed investments pursuant to paragraph (2) below shall be one or more of the funds available (excluding Common Stock) under the Investment Options of The Hershey Company Deferred Compensation Plan

(2)       Deemed Investment Elections.

(A)  The Director shall designate, on a form prescribed by the Company, the percentage of the deferred Director Fees that are to be deemed to be invested in the  available funds under paragraph (1) above.  Said designation shall be effective on a date specified therein and remain in effect and apply to all subsequent deferred Director Fees until changed as provided below.

(B)  A Director may elect to change, on a calendar year basis (or on such other basis as permitted from time to time by the Board), the deemed investment election under paragraph (A) above with respect to future deferred Director Fees among one or more of the options then available by written notice to the Secretary of the Company, on a form prescribed by the Company (or by voice or other form of notice permitted by the Company), at least ten days before the first day of the calendar year for which the change is to be effective, with such change to be effective for Director Fees credited to the Deferred Cash Compensation Account on and after the effective date of the change.

(C)   A Director may elect to reallocate the balance of his Deferred Cash Compensation Account, subject to limitations imposed by the Board, on a calendar year basis,  among the deemed investment options then available.  A Director may make such an election by written notice to the Secretary of the Company, on a form prescribed by the Company (or by voice or other form of notice permitted by the Company), at least ten days before the first day of the calendar year for which the transfer election is to be effective, with such transfer to be based on the value of the Deferred Cash Compensation Account on the last day of the calendar year preceding the effective date of the transfer election.

(D)  The election of deemed investments among the options provided above shall be the sole responsibility of each Director.  The Company and Board members are not authorized to make any recommendation to any Director with respect to such election.  Each Director assumes all risk connected with any adjustment to the value of his Deferred Cash Compensation Account.  Neither the Board nor the Company in any way guarantees against loss or depreciation.

(E)  All payments from the Plan shall be made pro-rata from the portion of the Director's Deferred Cash Compensation Account which is deemed to be invested in such funds as may be available from time to time for deemed investment elections under the Plan.

(F)  The Company shall not be required or obligated to invest any amounts in the funds provided as deemed investment options, and such funds shall be used solely to measure investment performance.  Further, the Company shall not be precluded from providing for its liabilities hereunder by investing in such funds or in any other investments deemed to be appropriate by the Board.

(c)    Manner of Payment.  The balance of a Director's Deferred Cash Compensation Account will be paid to the Director or, in the event of the Director's death, to the Director's designated beneficiary, in accordance with the Cash Deferral Election.  A Director may elect at the time of filing the Notice of Election for a Cash Deferral Election to receive payment of the Director Fees in annual installments rather than a lump sum, provided that the payment period for installment payments shall not exceed fifteen years following the Payment Commencement Date, as described in Section 7 hereof.  The amount of any installment shall be determined by multiplying (i) the balance in the Director's Deferred Cash Compensation Account on the date of such installment by (ii) a fraction, the numerator of which is one and the denominator of which is the number of remaining unpaid installments (including the installment payment then being determined).  The balance of the Deferred Cash Compensation Account shall be appropriately reduced on the date of payment to the Director or the Director's designated beneficiary to reflect the installment payment made hereunder.  Amounts held pending distribution pursuant to this Section 5(c) shall continue to be credited with the earnings, gains or losses as described in Section 5(b) hereof.

6

DEFERRED STOCK COMPENSATION ACCOUNT

(a)    General.  The amount of any Director Fees deferred in accordance with a Stock Deferral Election shall be credited to a deferred stock compensation account maintained by the Company in the name of the Director (a “Deferred Stock Compensation Account”).  A separate Deferred Stock Compensation Account shall be maintained for each calendar year for which a Director has elected a different number of payment installments or as otherwise determined by the Board.  On each date on which Director Fees and/or Post-2007 RSUs become vested and are otherwise payable and a Stock Deferral Election applicable to such Directors Fees and/or Post-2007 RSUs is effective for a Director, the Director's Deferred Stock Compensation Account for that calendar year shall be credited with a number of full and fractional Deferred Stock Units (“DSUs”) equal, in the case of Directors Fees, to the cash amount of the Director Fees payable divided by the Fair Market Value of one share of the Common Stock, as defined in Section 12 hereof, on the date on which such Director Fees are payable and, in the case of Post-2007 RSUs, to the number of Post-2007 RSUs which became vested and were otherwise payable.  If a dividend or distribution is paid on the Common Stock in cash or property other than Common

Stock, on the date of payment of the dividend or distribution to holders of the Common Stock each Deferred Stock Compensation Account shall be credited with a number of full and fractional DSUs equal to the number of full and fractional DSUs credited to such Account on the date fixed for determining the stockholders entitled to receive such dividend or distribution times the amount of the dividend or distribution paid per share of Common Stock divided by the Fair Market Value of one share of Common Stock, as defined in Section 12 hereof, on the date on which the dividend or distribution is paid, it being intended that the number of full and fractional DSUs credited as a result of the dividend or distribution shall be equal to the number of full and fractional shares that would be issued if the DSUs credited to the Account were actual shares participating in the Company’s dividend reinvestment plan.  If the dividend or distribution is paid in property, the amount of the dividend or distribution shall equal the fair market value of the property on the date on which the dividend or distribution is paid.  The Deferred Stock Compensation Account of a Director shall be charged on the date of distribution with any distribution of shares of Common Stock made to the Director from such Account pursuant to Section 6(c) hereof.

(b)    Adjustment and Substitution.  The number of DSUs credited to each Deferred Stock Compensation Account shall be proportionately adjusted to reflect any dividend or other distribution on the outstanding Common Stock payable in shares of Common Stock or any split or consolidation of the outstanding shares of Common Stock.  If the outstanding Common Stock shall, in whole or in part, be changed into or exchangeable for a different class or classes of securities of the Company or securities of another Company or cash or property other than Common Stock, whether through reorganization, reclassification, recapitalization, merger, consolidation or otherwise, the Board shall adopt such amendments to the Plan as it deems necessary to carry out the purposes of the Plan, including the continuing deferral of any amount of any Deferred Stock Compensation Account.

 (c)   Manner of Payment.  The balance of a Director's Deferred Stock Compensation Account will be paid in shares of Common Stock to the Director or, in the event of the Director's death, to the Director's designated beneficiary, in accordance with the Stock Deferral Election.  A Director may elect at the time of filing of the Notice of Election for a Stock Deferral Election to receive payment of the shares of Common Stock credited to the Director's Deferred Stock Compensation Account in annual installments rather than a lump sum, provided that the payment period for installment payments shall not exceed fifteen years following the Payment Commencement Date as described in Section 7 hereof.  The number of shares of Common Stock distributed in each installment shall be determined by multiplying (i) the number of DSUs credited to such Director’s Deferred Stock Compensation Account on the date of payment of such installment, by (ii) a fraction, the numerator of which is one and the denominator of which is the number of remaining unpaid installments (including the installment payment then being determined) and by rounding such result down to the nearest whole number of shares.  The balance of the number of DSUs credited to such Director’s Deferred Stock Compensation Account shall be appropriately reduced in accordance with this Section 6(c) to reflect the installment payments made hereunder.  DSUs remaining in a Deferred Stock Compensation Account pending distribution of shares of Common Stock pursuant to this Section 6(c) shall continue to be credited with respect to dividends or distributions paid on the Common Stock pursuant to Section 6(a) hereof and shall be subject to adjustment pursuant to Section 6(b)

hereof.  If a lump sum payment or the final installment payment hereunder would result in the issuance of a fractional share of Common Stock, such fractional share shall not be issued and cash in lieu of such fractional share shall be paid to the Director based on the Fair Market Value of a share of Common Stock, as defined in Section 12 hereof, on the date immediately preceding the date of such payment.  The Company shall issue share certificates to the Director, or the Director's designated beneficiary, for the shares of Common Stock distributed hereunder, or if requested in writing by the Director and permitted under such plan, the shares to be distributed shall be added to the Director's account under the Company's Automatic Dividend Reinvestment Plan.  As of the date on which the Director is entitled to receive payment of shares of Common Stock, a Director shall be a stockholder of the Company with respect to such shares.

PAYMENT COMMENCEMENT DATE

Payment of amounts in a Restricted Stock Unit Account (which is vested or first becomes vested upon termination of the Director’s membership on the Board), Deferred Cash Compensation Account or a Deferred Stock Compensation Account shall commence on the first business day next succeeding the 89th day following the day on which the Director ceases to be a member of the Board for any reason, including death or disability.  Payment of shares of Common Stock attributable to Post-2007 RSUs which become vested prior to the termination of the Director’s membership on the Board and for which the Director has not made an effective Stock Deferral Election shall be paid in a lump sum on or before the 90th day following the day on which such amounts vest. The Governance Committee of the Board may provide for the accelerated payment of Deferred Cash Compensation Accounts and Deferred Stock Compensation Accounts in one lump sum in connection with a change in control event within the meaning of the regulations promulgated under Code Section 409A, notwithstanding any other payment options previously selected by a Director under his or her Cash Deferral Elections and Stock Deferral Elections.

8

BENEFICIARY DESIGNATION

A Director may designate, in the Beneficiary Designation form prescribed by the Company, any person to whom payments of cash or shares of Common Stock are to be made if the Director dies before receiving payment of all amounts due hereunder.  A beneficiary designation will be effective only after the signed beneficiary designation form is filed with the Secretary of the Company while the Director is alive and will cancel all beneficiary designations signed and filed earlier.  If the Director fails to designate a beneficiary, or if all designated beneficiaries of the Director die before the Director or before complete payment of all amounts due hereunder, any remaining unpaid amounts shall be paid in one lump sum to the estate of the last to die of the Director or the Director's designated beneficiaries, if any.

NON-ALIENABILITY OF BENEFITS

Neither the Director nor any beneficiary designated by the Director shall have the right to, directly or indirectly, alienate, assign, transfer, pledge, anticipate or encumber (except by reason of death) any amount that is or may be payable hereunder, nor shall any such amount be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Director or the Director's designated beneficiary or to the debts, contracts, liabilities, engagements, or torts of any Director or designated beneficiary, or transfer by operation of law in the event of bankruptcy or insolvency of the Director or any beneficiary, or any legal process.

10

NATURE OF ACCOUNTS

Any Restricted Stock Unit Account, Deferred Cash Compensation Account or Deferred Stock Compensation Account shall be established and maintained only on the books and records of the Company, and no assets or funds of the Company or the Plan or shares of Common Stock of the Company shall be removed from the claims of the Company's general or judgment creditors or otherwise made available until such amounts are actually payable to Directors or their designated beneficiaries as provided herein.  The Plan constitutes a mere promise by the Company to make payments in the future.  The Directors and their designated beneficiaries shall have the status of, and their rights to receive a payment of cash or shares of Common Stock under the Plan shall be no greater than the rights of, general unsecured creditors of the Company.  No person shall be entitled to any voting rights with respect to shares credited to any RSU or Deferred Stock Compensation Account which is not yet payable to a Director or the Director's designated beneficiary.  The Company shall not be obligated under any circumstance to fund its financial obligations under the Plan, and the Plan is intended to constitute an unfunded plan for tax purposes.  However, the Company may, in its discretion, set aside funds in a trust or other vehicle, subject to the claims of its creditors, in order to assist it in meeting its obligations under the Plan, if such arrangement will not cause the Plan to be considered a funded deferred compensation plan under the Internal Revenue Code of 1986, as amended.

11

ADMINISTRATION OF PLAN; HARDSHIP WITHDRAWAL

Full power and authority to construe, interpret, and administer the Plan shall be vested in the Board.  Decisions of the Board shall be final, conclusive, and binding upon all parties.  Notwithstanding the terms of a Cash Deferral Election or a Stock Deferral Election made by a Director hereunder, the Board may, in its sole discretion, permit the withdrawal of amounts credited to a Deferred Cash Compensation Account or shares credited to a Deferred Stock

Compensation Account with respect to Director Fees previously payable, or permit the early vesting and payment of RSUs previously awarded, upon the request of a Director or the Director's representative, or following the death of a Director upon the request of a Director's beneficiary or such beneficiary's representative, if the Board determines that the Director or the Director's beneficiary, as the case may be, is confronted with an unforeseeable emergency.  An unforeseeable emergency is a severe financial hardship to the Director resulting from illness or accident of the Director, the Director’s spouse, beneficiary or dependent, loss of the Director’s property due to casualty or similar extraordinary and unforeseeable circumstances beyond the Director’s control, which hardship cannot be relieved through insurance, cessation of deferrals under the Plan or liquidation of assets that would not cause a severe financial hardship.  Cash needs arising from foreseeable events, such as the purchase or building of a house or education expenses, will not be considered to be the result of an unforeseeable financial emergency. The Director or the Director's beneficiary shall provide to the Board such evidence as the Board, in its discretion, may require to demonstrate that such emergency exists and financial hardship would occur if the withdrawal were not permitted.  The withdrawal shall be limited to the amount or to the number of shares, as the case may be, necessary to meet the emergency.  Payment shall be made as soon as practicable after the Board approves the payment and determines the amount of the payment or number of shares which shall be withdrawn.  In the case of a hardship withdrawal from the Deferred Cash Compensation Account or Deferred Stock Compensation Account, payment shall be made in a single lump sum from the portion of the Deferred Cash Compensation Account or Deferred Stock Compensation Account, as applicable, with the largest number and in reverse order of installment payments, in each case in accordance with Section 5(b)(2)(E) if the distribution is from the Deferred Cash Compensation Account.  No Director shall participate in any decision of the Board regarding such Director's request for a withdrawal under this Section 11.

FAIR MARKET VALUE

Fair Market Value of the Common Stock (“Fair Market Value”) on a single date shall be the closing price on the applicable date (or if not a trading date, the next preceding trading date), and Fair Market Value, where the determination is made over a period of more than one day, shall be the average of the closing price for all trading dates for the applicable period covered by a payment.  For purposes of Section 3(a) and 6(a) hereof, the applicable period for a quarterly Directors Fees payment or credit shall be the three calendar months immediately preceding the calendar month during which the day on which the payment or credit is being made, and the applicable period for a Directors Fees payment relating to a period other than a quarter shall be determined under similar principles.  The closing price of the Common Stock for a single date or for each day within the applicable period shall be as quoted in The Wall Street Journal (or in such other reliable publication as the Board or its delegate, in its discretion, may determine to rely upon).

SECURITIES LAWS; ISSUANCE OF SHARES; NONCERTIFICATED SHARES

The obligation of the Company to issue or credit shares of Common Stock under the Plan shall be subject to (i) the effectiveness of a registration statement under the Securities Act of 1933, as amended, with respect to such shares, if deemed necessary or appropriate by counsel for the Company, (ii) the condition that the shares shall have been listed (or authorized for listing upon official notice of issuance) upon each stock exchange, if any, on which the Common Stock shares may then be listed and (iii) all other applicable laws, regulations, rules and orders which may then be in effect.  If, on the date on which any shares of Common Stock would be issued sufficient shares of Common Stock are not available under the Plan or the Company is not obligated to issue shares pursuant to this Section 13, then no shares of Common Stock shall be issued but rather, in the case of Common Stock to be issued currently, cash shall be paid in payment of the Director Fees payable.  The Board shall adopt appropriate rules and regulations to carry out the intent of the immediately preceding sentence if the need for such rules and regulations arises.  To the extent the Plan provides for issuance of share certificates to reflect the transfer of shares of Common Stock, the transfer of such shares may be effected on a noncertificated or “book entry” basis.

14

GOVERNING LAW

The provisions of this Plan shall be interpreted and construed in accordance with the laws of the State of Delaware.

15

EFFECTIVE DATE; AMENDMENT AND TERMINATION

The Plan was adopted by the Board on December 4, 1996, and became effective as of January 1, 1997.  The Plan was previously amended and restated effective October 2, 2001, December 3, 2002, June 14, 2007, November 11, 2007 and December 4, 2007.  The Plan, as amended and restated herein, shall be effective as of February 13, 2008.  The Board may amend or terminate the Plan at any time, provided that no such amendment or termination shall adversely affect rights with respect to amounts or shares then credited to any Deferred Cash Compensation Account or Deferred Stock Compensation Account.

AUTHORIZED SHARES; DESIGNATION AS AWARD UNDER EQUITY AND INCENTIVE COMPENSATION PLAN

Shares issued hereunder with respect to RSUs and DSUs credited prior to April 17, 2007 shall be deemed issued as part of the aggregate of 300,000 (reflecting prior stock splits and stock dividends and as shall be adjusted and subject to adjustment to reflect future stock splits and stock dividends) shares of Common Stock previously authorized for issuance hereunder.  Effective as of April 17, 2007, the crediting of RSUs and the ability to make elections to receive Directors Fees in shares of Common Stock or to defer payment of Directors Fees and Post-2007 RSUs and have such fees and/or RSUs credited as DSUs shall constitute a non-employee directors award under The Hershey Company Equity and Incentive Compensation Plan (the “EICP”).  This Plan and the related Notice of Election and other documents contemplated hereunder shall constitute the award agreement for purposes of the EICP and shares of Common Stock issued with respect to such RSUs, Directors Fees or DSUs shall be deemed issued from the shares authorized for issuance under the EICP.

THE HERSHEY COMPANY
By: /s/ Burton H. Snyder Burton H. Snyder, Senior Vice President, General Counsel and Secretary